Exhibit 5.1B

June 30, 2021

Synchronoss Technologies, Inc.

200 Crossing Boulevard, 8th Floor

Bridgewater, NJ 08807

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), of up to $125,000,000 in aggregate principal amount of 8.375% senior notes due 2026 (the “Notes”) (including up to $5,000,000 in aggregate principal amount of additional Notes granted by the Company to the underwriters), pursuant to the Registration Statement on Form S-3 (File No. 333-248133) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 19, 2020 and declared effective on August 28, 2020 and the related prospectus dated August 19, 2020 included in the Registration Statement (the “Base Prospectus”), the prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act on June 29, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated June 25, 2021 between B. Riley Securities, Inc., as representative of the several underwriters set forth on Schedule A thereto, and the Company (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, when the Notes to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, such Notes will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP